SCHEDULE A

                            (AS OF OCTOBER 10, 2014)



                                             FUNDS
                                             ANNUAL RATE
                                             OF AVERAGE
                                             DAILY NET
Series                                       ASSETS           EFFECTIVE DATE
----------------------------------------    -------------     ------------------

First Trust Strategic Income ETF                0.85%         July 25, 2014

First Trust Enhanced Short Maturity ETF         0.45%         August 1, 2014

First Trust Low Duration Mortgage               0.65%         [November 4, 2014]
   Opportunities ETF